SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 23, 2008

CIGNA Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-08323 (Commission File Number)	06-1059331 (IRS Employer Identification No.)

Two Liberty Place, 1601 Chestnut Street
Philadelphia, Pennsylvania 19192
(Address of principal executive offices)  (Zip Code)

Registrant's telephone number, including area code:

(215) 761-1000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03.  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On January 23, 2008, the Board of Directors of CIGNA Corporation, upon the recommendation of its Corporate Governance Committee, approved amendments to Article VIII of the By-Laws to reduce the supermajority voting standard for amendment of the By-Laws by CIGNA's stockholders (other than an amendment to Article III, Section II, which concerns the number, qualifications, election and term of office for CIGNA's Board of Directors) with a simple majority voting requirement.

The Board of Directors also approved an amendment to the By-Laws to delete the current Article VI of the By-Laws, concerning indemnification, and replace it with a new Article VI.  The provisions of the new Article VI govern the indemnification of any director, officer (or, in certain circumstances, any person who serves at the request of the Company in certain positions at another corporation or entity) in connection with any civil, criminal, administrative or investigative proceeding.

The Board of Directors approved other amendments to the By-Laws to provide clarification with respect to current practices, including: amendments regarding the conduct of business, voting, nomination of directors and notice of shareholder business at shareholder meetings; duties of certain officers; fixing of record dates; and other general provisions.  These amendments are reflected in the attached By-Laws, as amended.

The amendments to the By-Laws will be effective as of April 23, 2008, which is the date that certain similar amendments to the Company's certificate of incorporation are expected to be voted upon at the Company's annual meeting of shareholders.

The foregoing description of the amendments to CIGNA's By-Laws is qualified in its entirety by reference to the full text of the By-Laws, as amended, a copy of which is attached as Exhibit 3 and incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CIGNA CORPORATION

Date: January 28, 2008	By:	/s/ Carol Ann Petren
Carol Ann Petren
Executive Vice President and
General Counsel

Index to Exhibits

Number	Description	Method of Filing

3	By-Laws of the	Filed herewith.
registrant, as amended
January 23, 2008.